UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 1, 2015

URBAN OUTFITTERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	000-22754	23-2003332
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 South Broad Street, Philadelphia PA	19112-1495
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (215) 454-5500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 1, 2015, Urban Outfitters, Inc. (the “Company”) entered into a five-year asset-based revolving credit facility pursuant to a Credit Agreement (the “Credit Agreement”) among the Company, its domestic subsidiaries and the lenders party thereto, including JPMorgan Chase Bank, N.A., as administrative agent, and J.P. Morgan Securities LLC and Wells Fargo Bank, National Association, as joint lead arrangers and co-book managers. The Credit Agreement provides for a new senior secured asset-based revolving credit facility of up to $400 million (the “Credit Facility”), subject to a borrowing base, pursuant to which the lenders will make revolving loans and swing line loans, and issue letters of credit. The Credit Agreement also provides for an uncommitted accordion feature allowing for an increase in the aggregate principal amount of up to an additional $150 million. The Credit Facility is available for working capital and other general corporate purposes.

The Company and its domestic subsidiaries have granted security interests in their respective inventory, accounts receivable, credit card receivables, certain deposit and investment accounts and certain other assets, as collateral security for the obligations under the Credit Facility, banking service agreements (including specified commercial letter of credit agreements) and swap agreements.

Borrowings under the Credit Agreement accrue interest at the election of the Company at either (i) adjusted LIBOR, CDOR or EURIBOR plus an applicable margin ranging from 1.125% to 1.625%, or (ii) an adjusted ABR plus an applicable margin ranging from 0.125% to 0.625%, each such rate being based on average borrowing availability under the Credit Facility and the Company’s adjusted leverage ratio. A commitment fee is payable quarterly, on the unused portion of such lender’s commitment during such period, which accrues at a rate of 0.20% or 0.25% per annum depending on the Company’s adjusted leverage ratio.

The Credit Agreement matures on July 1, 2020, and requires compliance with conditions precedent that must be satisfied prior to any borrowing as well as ongoing compliance with certain customary representations and warranties, affirmative and negative covenants. The Credit Agreement contains customary events of default. An event of default may cause the applicable interest rate and fees to increase by 2.0% per annum.

Item 1.02.	Termination of a Material Definitive Agreement.

In connection with the entry into the Credit Agreement described above, on July 1, 2015, the Company satisfied its obligations under and terminated its existing credit agreement and existing loan documents, dated March 27, 2014, among the Company, certain of its subsidiaries and Wells Fargo Bank, National Association, as administrative agent.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Item 1.01. Entry into a Material Definitive Agreement” is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URBAN OUTFITTERS, INC.

Date: July 6, 2015	By:	/s/ Francis J. Conforti
Francis J. Conforti
Chief Financial Officer